Exhibit 8.1

Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036	T +1 212.872.1000 F +1 212.872.1002 akingump.com

December 4, 2024

Parker Drilling Company

2103 City West Blvd., Suite 400

Houston, TX 77042

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Parker Drilling Company, a Delaware corporation (“Parker” or the “Company”), in connection with the proposed merger of Nabors SubA Corporation (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of Nabors Industries Ltd., a Bermuda exempted company (“Nabors” or “Parent”), with and into Parker, with Parker surviving (the “Merger”), pursuant to the Agreement and Plan of Merger, by and among Parker, Nabors, and Merger Sub, dated as of October 14, 2024 (the “Agreement”). At your request, and in connection with the filing with the Securities and Exchange Commission of the Form S-4 by Nabors on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement.

In providing our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements, representations, and covenants contained in (i) the Registration Statement, (ii) all submissions to the SEC related to clause (i), (iii) the Merger Agreement, (iv) the representation letters, dated the date hereof, delivered by Nabors and Parker to us, and (v) such other documents and records, and information provided to us by Parker, as we have deemed necessary or appropriate as a basis for our opinion. References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.

We have assumed that the facts, information, statements, representations, and covenants set forth in each of the documents referred to above are true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of all of the facts, information, statements, representations, and covenants upon which our opinion is based.

December 4, 2024

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the Merger will be consummated in the manner described in the Registration Statement and the Merger Agreement, and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the effective time of the Merger), could adversely affect our opinion.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Nabors or Parker of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

December 4, 2024

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP